EXHIBIT 99.1

New Release Contact: Autumn M Latimore Senior Vice President Public Relations Director 414-278-1860 PHONE 414-380-9082 CELL Autumn.latimore@associatedbank.com

McMullen to Retire from Associated Bank

GREEN BAY, Wis. – January 11, 2012 – Associated Banc-Corp (Nasdaq: ASBC) announced today that Mark J. McMullen will retire from the company, effective February 10, 2012. For more than 30 years, McMullen has provided dedicated service to Associated in a variety of roles.

In his most recent capacity as Vice Chairman of Associated Bank, McMullen focused on overall client retention and new business development, while also serving as an important ambassador for the bank’s community involvement. He has served since April 2001 as a member of Associated Banc-Corp’s Executive Committee. McMullen spent the majority of his career leading Associated’s Wealth Management division, where he expanded and grew the division to provide a full array of private banking, investment management, trust, financial planning, and insurance services.

Throughout his tenure, McMullen has shown an impressive commitment to his customers and the Northeast Wisconsin region. He continues to serve on the boards of directors and as an executive committee member for the Green Bay Packers, Bellin Health Services and the Bellin Foundation, the Greater Green Bay Community Foundation, and the Cornerstone Foundation. Mark has also been active with the Boys & Girls Clubs of Green Bay and many other service organizations.

“Mark has been one of the pillars of our company and an inspiration to colleagues throughout our organization,” said Associated President and CEO, Philip B. Flynn. “His years of experience have helped Associated to become a strong regional financial services company poised for growth. I feel very fortunate to have worked with Mark as he championed Associated customers and the Northeast Wisconsin community.”

Upon his retirement, McMullen will continue serving as an ambassador for Associated, its customers and its communities as Chairman of Associated’s Northeast Wisconsin Advisory Board. This board consists of business and community leaders who provide input on Associated products and services, increase the company’s visibility, and help develop referral business for new and existing clients.

About Associated Banc-Corp

Associated Banc-Corp (NASDAQ: ASBC) has total assets of $22 billion and is one of the top 50 financial services holding companies operating in the United States. Headquartered in Green Bay, Wis., Associated has approximately 270 banking locations serving more than 150 communities throughout Wisconsin, Illinois and Minnesota. The company offers a full range of banking services and other financial products and services. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

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